                                                                    Exhibit 99.1


                              EQUIDYNE CORPORATION



Press release


                              EQUIDYNE CORPORATION
                    REPORTS FIRST QUARTER RESULTS FY 2003 AND
                 ANNOUNCES AGREEMENT TO SELL NEEDLE-FREE ASSETS

VANCOUVER, BRITISH COLUMBIA, CANADA, December 9, 2003 ------- EQUIDYNE CORPORATION (AMEX:IJX) announced today unaudited financial results for its first quarter ended October 31, 2003. Net loss for the three months ended October 31, 2003 was $1,660,000, or $0.11 per share, compared to $616,000, or $0.04 per share for the three months ended October 31, 2002, an increase of 169%. The increase principally reflects increased professional service fees and corporate expenditures including costs associated with the Company's 2003 Annual Meeting of Stockholders held on September 9, 2003 and associated proxy contest thereon and related employee severance costs. Further, the Company no longer has the ability to carry back its operating losses, thus has no income tax benefits associated with its losses incurred in the current period.

Equidyne reported that consolidated net sales decreased by 91% to $2,000 for the three months ended October 31, 2003, compared to $22,000 for the three months ended October 31, 2002.

Equidyne also reported that it had cash and cash equivalents of $7.8 million and working capital of $10.9 million as of October 31, 2003. This compares to cash and working capital of $9.5 million and $12.4 million, respectively as of July 31, 2003. The decrease in cash and working capital reflects the net effect of the Company's operating losses. In November 2003, the Company received an income tax refund of approximately $2.8 million.

The Company also announced that its wholly owned subsidiary, Equidyne Systems, Inc. ("ESI") had entered into an agreement with HNS International Inc. ("HNS") to sell certain assets related to ESI's needle-free business to HNS. The assets being sold include all of the intellectual property related to the needle-free business and various equipment and inventories. The purchase price is $750,000, including a $100,000 deposit which is non-refundable should HNS choose not to complete the transaction. The sale is expected to close on January 6, 2004. HNS is a company owned by Jim Fukushima, a former director of Equidyne and a stockholder of the Company.

The Company further announced that it is pursuing discussions in respect of certain acquisition opportunities in a field not related to the medical product or health care field.

The Company updated stockholders on the progress of its cost cutting program. In the previous fiscal year, the Company had an operating loss of $4.5 million on net sales of only $82,000. Included in this loss were G&A expenses of $3.2 million, of which over $800,000 was salaries and bonuses for the Company's CEO, President, and Chief Financial Officer. Since the Stockholders' Meeting, the Company has:

i)       terminated the former CEO, President and Chief Financial Officer;

ii) relocated its "executive office space" from Dallas to shared office space in Vancouver;

iii)     prepared to shut down its San Diego office by calendar year end;

iv)      terminated the investment bankers formerly engaged by the Company;

v) discontinued the Company's D&O insurance, thus receiving a refund of almost $275,000 on the cancelled policy;

vi) discontinued a lawsuit the Company had been pursuing against various stockholders and other persons related to postings made on an internet chat board about the Company;

vii)     sold redundant assets; and

viii)    generally lowered overhead expenses and operating costs.

Michael Smith, the Company's President, commented, "Since being elected in September, the new Boards of Directors' objectives have been to preserve cash by minimizing overhead expenses, rationalize and realize value from the Company's existing needle-free technologies and seek new business opportunities, investments and acquisitions. We feel we have made substantial progress in all of these areas."

Mr. Smith continued, "At the time of the Stockholders' Meeting, the Company's staffing consisted of the CEO, the President, a CFO, a controller and a human resources manager with no employees in R&D, marketing or operations. R&D and most marketing activities had been discontinued by former management. The Company no longer had the product or technical expertise to further develop or customize its technology. Prior management had allowed the Company's technology to stagnate while the rest of the industry had moved forward. Sales of product are now at a trivial level ($2,000 in the three months ended October 31, 2003). Further, prior management had made no material progress in establishing licensing or similar relationships with pharmaceutical companies or in any other sort of transaction regarding the technology. All of these factors have led to a diminishment in the value of the needle-free business, as well as severely limiting the Company's options going forward. Further, it is clear that additional delays in implementing a plan for the needle free business will only lead to further diminishment of the value of the technology, as well as cause the company to incur additional operating losses. In light of all circumstances, and after consideration of all options, we believe that the sale of the assets to HNS clearly presents the best economic alternative for the Company."

Mr. Smith concluded, "After a lengthy period of costly stagnation, we are happy to inform stockholders that progress at the Company is being made. The drain on company resources due to excessive G&A and management compensation and needless legal expenses has been relieved, and we have made significant progress towards charting a new course for the Company. We would like to thank stockholders for the support they continue to give us in our efforts."

The Company also announced that Roy Zanatta has resigned as a director and secretary of the Company in order to pursue other business interests. The Company would like to thank Mr. Zanatta for his efforts on behalf of Equidyne. For further information, please call Rene Randall, Investor Relations, at 604-408-8538.

All statements included in this press release, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements (as such term is defined in Section 27A of the Securities Exchange Act of 1934, as amended). Such statements are typically characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These statements are based upon assumptions and assessments made by the Company's management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including risks and uncertainties associated with excess or obsolete inventory; the success of research and development activities and the speed with which regulatory authorizations and product launches may be achieved; trends toward managed care and healthcare containment and the ability of the Company to obtain favorable insurance reimbursement coverage for the Company's products; market acceptance of the Company's products; changes in government laws and regulations affecting the Company and its products; exposure to product liability and other types of lawsuits; the Company ability to protect its intellectual property; the Company's ability to manufacture its products in sufficient quantities to meet the demands of the marketplace; the Company's dependence on key customers and suppliers and their financial viability; the impact of competition in the Company's markets; the Company's ability to effectively manage its growth; the potential impairment of the Company's assets; the effect of losses and other factors on the Company's business, financial condition and results of operations; and the Company's capital resources and its ability to fulfill its existing obligations and ongoing capital needs. A further list and description of these risks, uncertainties and other matters can be found in the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended July 31, 2003, and the Company's other filings with the Securities and Exchange Commission. Any such forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ materially from those contemplated by such forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.



                           - FINANCIAL TABLES FOLLOW -




                              EQUIDYNE CORPORATION
     Suite 1620 400 Burrard Street Vancouver BC V6C 3A6 Phone (604)408-8538
                               Fax (604) 683-3205

                      EQUIDYNE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                   (UNAUDITED)

                                                     OCTOBER 31,         JULY 31,
                                                        2003               2003
                                                     -----------         --------
                                                              (Thousands)
ASSETS
Cash and cash equivalents                             $ 7,783            $ 9,517
Other current assets                                    6,772              6,583
                                                      -------            -------
   Total current assets                                14,575             16,100

Property and equipment, net                                11                 50
Deposits                                                    5                  5
Patents, net                                              477                490
                                                      -------            -------
                                                      $ 1,068            $16,645
                                                      =======            =======
LIABILITIES & STOCKHOLDERS' EQUITY
Total current liabilities                             $ 3,618            $ 3,706
Total stockholders' equity                             11,450             12,939
                                                      -------            -------
                                                      $15,068            $16,645
                                                      =======            =======





                      EQUIDYNE CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                        THREE MONTHS ENDED
                                                            OCTOBER 31,
                                                    ---------------------------
                                                     2003                2002
                                                    -------             -------
                                                   (Thousands, except per share
                                                             amounts)
Net sales                                           $     2             $    22
Cost of goods sold                                      (19)                 25
                                                    -------             -------
   Gross loss                                           (17)                 (3)

Operating expenses                                    1,632                 928
                                                    -------             -------

Operating loss                                       (1,649)               (931)

Other income (expense):
   Interest and other, net                              (11)                 53
                                                    -------             -------

Loss before income tax benefit                       (1,660)               (878)

Income tax benefit                                     --                  (262)
                                                    -------             -------

Net loss                                            $(1,660)            $  (616)
                                                    =======             =======

Net loss per common share, basic                    $ (0.11)            $ (0.04)
                                                    =======             =======

Net loss per common share, diluted                  $ (0.11)            $ (0.04)
                                                    =======             =======